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                                                    This filing is made pursuant
                                                         to Rule 424(b)(3) under
                                                           the Securities Act of
                                                         1933 in connection with
                                                      Registration No. 333-62484


                 VESTIN FUND, II, LLC RELEASES DECEMBER RESULTS

Jan. 4, 2002--Vestin Mortgage Inc., a subsidiary of Vestin Group Inc. and the manager of Vestin Fund II LLC (the "Company"), today announced that for the month of December 2001, the Company raised approximately $38,000,000.

As of Dec. 31, 2001, the Company raised in excess of $127,400,000 and has 41 mortgage loans in its portfolio totaling approximately $117,200,000.

The average maturity of these loans was 11 months, with an average interest rate of 13.65 percent per annum. The Company will distribute to its 1,818 unit holders a weighted average interest rate yield of 13.12 percent for the month of December. For the months of July, August, September, October, November and December 2001, the Company distributed to its unit holders a weighted average per annum interest rate yield of 13.38 percent.